EXHIBIT 23(a)


   Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants.


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               Consent of Independent Certified Public Accountants


The Shareholders and Board of Directors
Rollins Truck Leasing Corp.:

We consent to the incorporation herein by reference of our report dated October 22, 1996 relating to the consolidated balance sheets of Rollins Truck Leasing Corp. and subsidiaries as of September 30, 1996 and 1995 and the related consolidated statements of earnings and cash flows and related schedules for each of the years in the three-year period ended September 30, 1996, which report appears on page 12 of the 1996 Annual Report on Form 10-K of Rollins Truck Leasing Corp.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus.




                                                    KPMG PEAT MARWICK LLP


Philadelphia, Pennsylvania

February 13, 1997